Exhibit 5.1

King & Spalding LLP
1180 Peachtree Street N.E.
Atlanta, Georgia 30309-3521
Phone: 404/ 572-4600
Fax: 404/572-5100
www.kslaw.com

May 15, 2009

SunTrust Banks, Inc.

303 Peachtree Street, NE

Atlanta, Georgia 30308

Re: Issuance of up to $1,250,000,000 Aggregate Offering Price of SunTrust Common Stock

Ladies and Gentlemen:

We have acted as counsel for SunTrust Banks, Inc., a Georgia corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (“Common Stock”), by the Company pursuant to the Equity Distribution Agreement, dated May 15, 2009 (the “Distribution Agreement”), between the Company and Morgan Stanley & Co. Incorporated (the “Manager”). Pursuant to the Distribution Agreement the Manager may solicit from time to time offers to purchase shares of Common Stock representing up to an aggregate gross sales price of $1,250,000,000 (the “Shares”) pursuant to a Prospectus Supplement dated May 15, 2009 (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and public officials.

This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, when issued and delivered in accordance with the terms of the Distribution Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered for the benefit of the Company in connection with the matters addressed herein.

We hereby consent to the filing of this opinion as an Exhibit to the current report on Form 8-K filed on May 15, 2009 and to the reference to us under the caption “Validity of the Shares” in the Prospectus Supplement dated May 15, 2009.

Very truly yours,

/s/ KING & SPALDING LLP